Exhibit (a)(24)

DEUTSCHE VALUE SERIES, INC.

ARTICLES OF AMENDMENT

(CHANGING NAME OF CLASS PURSUANT TO SECTION 2-605(A)(2))

Deutsche Value Series, Inc., a Maryland corporation (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended to provide that shares of authorized capital stock of the Corporation currently designated as “Class Institutional shares” of the Deutsche Large Cap Value Fund series, the Deutsche CROCI® Equity Dividend Fund series, the Deutsche Small Cap Value Fund series and the Deutsche Mid Cap Value Fund series are hereby changed to and redesignated as the “Institutional Class shares” of the Deutsche Large Cap Value Fund series, the Deutsche CROCI® Equity Dividend Fund series, the Deutsche Small Cap Value Fund series and the Deutsche Mid Cap Value Fund series.

SECOND: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption of the classes of capital stock changed and redesignated pursuant to Article FIRST above are not changed by these Articles of Amendment.

FOURTH: A majority of the entire Board of Directors of the Corporation, acting at meetings duly called and held on February 12, 2016 adopted resolutions approving the amendments to the charter of the Corporation as described above. The amendments are limited to changes expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

[signatures begin on next page]

IN WITNESS WHEREOF, Deutsche Value Series, Inc. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this 12th day of February 12, 2016; and its Vice President acknowledges that these Articles of Amendment are the act of Deutsche Value Series, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:	DEUTSCHE VALUE SERIES, INC.

/s/Hepsen Uzcan	/s/John Millette
Name: Hepsen Uzcan	Name: John Millette
Position: Assistant Secretary	Position: Vice President